Exhibit 10.12

FIRST AMENDMENT TO LEASE

This First Amendment to Lease (“First Amendment”) dated for reference purposes only June 30, 2004 is made at San Diego, California, between H.G. FENTON COMPANY, a California corporation (“Landlord”), and SKIN MEDICA, INC., a Delaware corporation (“Tenant”) with reference to the following facts and circumstances

RECITALS:

A. Landlord and Tenant entered into that certain Lease dated February 14, 2003 (the “Lease”) wherein Landlord leased to Tenant and Tenant leased from Landlord, approximately 5,760 rentable square feet of space located in Landlord’s Building addressed at 5909 Sea Lion Place, Suite C, Carlsbad, CA 92008 as more particularly described in the Lease (“Premises”). Initially capitalized terms not otherwise defined in this First Amendment shall have the same meanings as in the Lease.

B. The Lease is scheduled to expire on March 31, 2005.

C. Tenant wishes to provide for an increase in the area of the Existing Premises, by adding thereto the area known as 5909 Sea Lion Place, Suite E, consisting of approximately 6,320 rsf (the “Expansion Premises”) as depicted on the attached Exhibit A. The entire area of Premises occupied by Tenant (covered under this Lease) shall now contain approximately 12,080 rsf.

D. The parties wish to (i) add the Expansion Premises to the Lease for a period of twenty (20) months, to expire on March 31, 2006 (the “Expansion Premises Lease Expiration Date”); (ii) extend the Term of the Lease for the Existing Premises for an additional twelve (12) months, to March 31, 2006 (the “Existing Premises Lease Expiration Date”); and (iii) specify the amount of monthly Base Rent to be paid by Tenant for the Premises. The parties also wish to make certain other modifications to the Lease.

NOW, THEREFORE, the parties agree that the Lease shall be amended as set forth herein.

1. COMMENCEMENT DATE AND DELIVERY OF THE EXPANSION PREMISES. The Commencement Date for the Expansion Premises (“Expansion Premises Commencement Date”) shall be August 1, 2004. Delivery of the Premises shall refer only to that portion of the Premises known as 5909 Sea Lion Place, Suite E. The estimated Delivery of the Expansion Premises (the “Expansion Premises Delivery Date”) shall be the date on which Landlord delivers the Premises to Tenant, and shall occur upon a) full execution of this First Amendment; b) substantial completion of the Additional Improvements to the Expansion Premises, as set forth in the attached Exhibit A; and c) evidence of liability insurance coverage for the Expansion Premises.

2. EXPANSION PREMISES. Landlord leases to Tenant and Tenant hires from Landlord for a term beginning on the Expansion Premises Commencement Date and ending on March 31, 2006 the Expansion Premises on all of the terms and conditions of the Lease; provided, however, that monthly Base Rent for the entire Premises shall be as set forth in Paragraph 3 below.

The following table confirms the areas of the Premises:

Area of Premises	RSF
Existing Premises (5909 Sea Lion Place, Suite C)	5,760
Expansion Premises (5909 Sea Lion Place, Suite E)	5,385
Total Rentable Square Feet	12,080

3. MONTHLY BASE RENT. The following table sets forth the revised schedule of the monthly Base Rent (net of utilities and Operating Expenses) payable for both the Existing Premises and the Expansion Premises:

Month of Term	No. of Months Payable	Existing Premises	Expansion Premises (Includes Base Rent, Deferred Rent & Deferred Tl Amortization)		Total Monthly Base Rent
Commencement Date–December 31, 2004	5	$5,702.40	$0.00 (Deferred Rent	)	$5,702.40
January 1 , 2005 – March 31 , 2005	3	$5,702.40	$10,077.70		$15,780.10
April 1 , 2005 – July 31 , 2005	4	$5,873.47	$10,077.70		$15,951.17
August 1 , 2005 – March 31 , 2006	8	$5,873.47	$10,267.30		$16,140.77

4. IMPROVEMENTS TO THE EXPANSION PREMISES. The Expansion Premises has been previously improved in accordance with the applicable provisions of Section 3.3 and Exhibit B of the Lease. Tenant accepts the Expansion Premises in its “as is” condition, and acknowledges that Landlord shall not be required to make any additional improvements. Notwithstanding the foregoing, Landlord, at Landlord’s cost, shall make certain additional improvements to the Premises (the “Additional Improvements”) as set forth in the attached

Exhibit B-1, Project Price Analysis. The completion of the Additional Improvements by Landlord shall be deemed Landlord’s Work for all purposes of the Lease. The Additional Improvements shall be made using Landlord’s “Building Standard” materials, colors and finishes.

(a) Landlord shall pay for any mutually approved Additional Improvements, up to a maximum amount of $24,765.50.

(b) Any costs for Additional Improvements in excess of the amount set forth above shall be paid by Tenant.

(c) Any costs in excess of the Additional Tenant Improvement Allowance set forth in item (c) above, including the cost of any Change Orders, shall be paid by Tenant directly to Landlord within 30 days following completion of any Additional Improvement work.

5. OPERATING EXPENSES AND OTHER AREA DEPENDANT TERMS. As a result of the addition of the Expansion Premises, on the Expansion Premises Commencement Date, Tenant’s Common Area Payment (as such term is defined in Section 24 of the Addendum to Lease) shall be changed to $845.60 ($.07/rsf x 12,080). The Common Area Payment for the Existing Premises and Expansion Premises shall be payable each month as Additional Rent beginning on the Expansion Premises Commencement Date.

6. PARKING. As a result of the addition of the Expansion Premises, on the Expansion Premises Commencement Date, Tenant’s parking spaces shall be increased by nineteen (19) spaces to a total of thirty-six (36) parking spaces (covered under this Lease). All parking shall be on a non-reserved basis, however, due to their proportionately greater use of parking facilities at the Project, Tenant’s employees shall endeavor to utilize parking spaces in the areas behind the building.

7. NO OTHER CHANGES. Except as specifically amended herein, all other terms and conditions of the Lease shall remain in full force and effect between the parties hereto.

Landlord:

Date: 7/14/04

H.G. FENTON COMPANY, a California corporation

	By	/s/ Kevin D. Hill
Kevin D. Hill, Vice President, Leasing

	By	/s/ Shelly A.Weld
Shelly A.Weld, Director, Commercial Property Management

Tenant: Date:	SKIN MEDICA, INC., a Delaware corporation

	By	/s/ Rex Bright
Rex Bright, President/CEO